Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-167726) pertaining to the QEP Resources, Inc. Long-Term Stock Incentive Plan,

2.	Registration Statement (Form S-8 No. 333-167727) pertaining to the QEP Resources, Inc. Employee Investment Plan,

3.	Registration Statement (Form S-3 No. 333-165805) of Questar Market Resources, Inc. (predecessor of QEP Resources, Inc.) and in the related Prospectus of our report dated February 24, 2012, with respect to the consolidated financial statements and schedule of QEP Resources, Inc. for the one year period ended December 31, 2011 included in this Annual Report (Form 10-K) of QEP Resources, Inc. for the year ended December 31, 2013.

 /s/ Ernst & Young LLP

Denver, Colorado
February 21, 2014